Exhibit 6.2

Execution Version

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2016 (“Effective Date”) by and among Chicken Soup for the Soul Entertainment Inc. (“Service Recipient”), and Chicken Soup for the Soul, LLC (“Parent”), and the subsidiaries of Parent listed on Schedule A hereto (collectively, with Parent, the “Service Providers”). Service Recipient and the Service Providers shall be referred to collectively as the “Parties” and, individually, as a “Party.

WITNESSETH:

WHEREAS, the Service Recipient was formed in May 2016 by Parent in order to take advantage of industry trends and consumer awareness of Parent’s Chicken Soup for the Soul brand (the “Brand”) through the production and distribution of television, motion pictures and online video content related to the Brand (“Video Content”); and

WHEREAS, the Parent and the other Service Providers desire and are willing to provide, or cause to be provided, to the Service Recipient, the resources and services set forth herein and in the schedules hereto (each, as it may be amended from time to time, a “Schedule”), during the periods set forth herein and in the Schedules hereto.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

1.            Agreement to Provide Services.

1.1.          Agreement. Upon the terms and subject to the conditions contained herein and in the Schedules attached hereto, the Service Providers hereby agree to provide, or cause their affiliates to provide, to the Service Recipient the services (the “Services”) listed in the Schedules, and the Service Recipient hereby appoints the Service Providers to provide the Services. Each of the Services shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and in the Schedules.

1.2.          Additional Services. The Parties agree that upon the terms and subject to the conditions contained herein, additional or new services that are not currently contemplated in this Agreement may be added to the Schedules from time to time by mutual agreement of Parent and the Service Recipient.

1.3.          Review of Services. The Parties agree that: (i) the scope, frequency and manner of delivery of the Services detailed herein are subject to periodic review by the parties; and (ii) changes to any of the Services (including the addition or deletion of services) may be made at any time if mutually agreed to by Parent and the Service Recipient.

1.4.         Instructions.

a.           The Service Recipient, acting through any of its authorized officers may, from time to time, deliver to a Service Provider instructions with respect to matters arising under this Agreement, and the Service Provider shall follow such instructions provided they are consistent with the terms and conditions of this Agreement.

b.           At any time, any Service Provider may, if it reasonably deems it necessary or appropriate, request instructions from the Service Recipient, within a reasonable period prior to the time necessary for taking action with respect to any matter contemplated by this Agreement, and may defer action thereon pending receipt of such instructions. Any action taken by a Service Provider, its officers, directors, employees, agents or representatives in accordance with the instructions of the Service Recipient, or failure to act by a Service Provider pending the receipt of such instructions after request therefor, shall be deemed to be proper conduct within the scope of service authority under this Agreement.

1.5.          Service Designees. Each Service Provider may perform the services to be provided hereunder through its own officers and employees, or through agents, independent contractors or other persons designated by it; provided, however, that each Service Provider shall remain liable hereunder as if it has performed such services directly and the Services of those officers identified on Schedule B(1) hereto shall only be provided by those officers.

1.6.          New Service Providers and Service Recipients. Additional subsidiaries of Parent may become Service Providers or Service Recipients under this Agreement, as mutually determined by Parent and the Service Recipient.

1.7.          Standards for Performance of Service. Each Service Provider shall perform its obligations hereunder in a prudent and efficient manner and in accordance with applicable law and good industry practice.

1.8.          Review of Terms. The Parent and the Service Recipient will periodically review this Agreement as to the reasonableness of its terms on a quarterly basis and, in any case, not later than three (3) months after the end of each of the Service Recipient’s accounting years.

2.	Fees.

2.1.          Management Fee. In lieu of any other compensation to, or reimbursement of expenses incurred by any of the Service Providers hereunder, commencing with the fiscal quarter ended March 31, 2016 (as the Service Providers had already been providing services to our predecessor with respect to the Video Content assets that have since been transferred to us), the Service Recipient shall pay a quarterly fee to Parent equal to 5% of the gross revenues as reported under GAAP for each fiscal quarter by Service Recipient (or its predecessor with respect to such predecessor’s Video Content revenues) (“Fee”). Each quarterly Fee shall be paid on or prior to the 45th day after the end of such quarter.

2.2.          Sales Commission. For any sponsorship which is arranged by Service Providers for (i) Service Recipient’s Video Content or (ii) a multi-element transaction for which Service Recipient receives a portion of the revenue generated thereby (“Service Recipient Portion”) and Parent or its subsidiaries receives the remaining revenue (for example, a transaction that relates to both Service Recipient’s Video Content and Service Providers’ printed products), Service Recipient shall pay a commission to Service Providers equal to 20% of the Service Recipient Portion (“Sales Commission”). Each Sales Commission shall be paid by Service Recipient within 30 days of the end of each month in which it actually receives any Service Recipient Portion and shall be accompanied by a statement setting forth the calculation of the Service Recipient Portion collected during such month. If a Party collects any revenues otherwise payable to the other Party, it shall remit such revenues to such other Party within 30 days of the end of the month in which such revenues are received, accompanied by a statement setting forth the calculation of such revenues.

2.3.          Books and Records; Access. The Service Providers shall keep and maintain accurate books and records with respect to all revenues and expenses related to Service Recipient’s operations and business, which books and records will be available upon reasonable advance notice for inspection, auditing and copying by Service Recipient or its authorized agents or representatives during ordinary business hours prior to the conclusion of a two (2) year period following the conclusion of the relevant fiscal quarter. Each Service Provider hereby agrees that, upon reasonable notice from the Service Recipient, it shall make its books and records with respect to Services and payment therefor available to the Service Recipient and its representatives for inspection during normal business hours at such Service Provider’s principal place of business.

3.          Access to Employees. At the request of the Service Recipient, each Service Provider shall, and shall cause its affiliates to, use its reasonable best efforts to provide for consultation with the Service Recipient, shortly after such request, its employees providing the Services hereunder. At the request of the Service Recipient, each Service Provider shall, and shall cause its affiliates to, make available information relating to such Service Provider’s business and operations.

4.          Force Majeure. No Party shall be liable for any failure of performance attributable to acts, events or causes (including, but not limited to, war, riot, rebellion, civil disturbances, power failures, failure of telephone lines and equipment, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any law, order, proclamation, regulation, ordinance, demand or requirement of any Governmental Authority) beyond its control that prevent in whole or in part performance by such party hereunder. The affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and no Service Provider shall have any liability to the Service Recipient or any other party in connection therewith with respect to the period of such disability. The Service Providers shall make all reasonable efforts to remove such disability as soon as and to the extent reasonably possible and to assist the Service Recipient in finding third parties to provide affected Services during the period of such disability.

5.          Indemnification.

5.1.          The Service Recipient shall indemnify, defend and hold harmless the Service Providers, their affiliates, their officers, directors, employees, agents and representatives from and against any and all losses, liabilities, claims, damages, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (“Losses”) suffered or incurred by any such person arising from or in connection with any Service Providers’ performance of any covenant, agreement or obligation of the Service Provider hereunder, other than by reason of the Service Providers’ or any of their affiliates’ gross negligence, willful misconduct or bad faith. This Section 5.1 shall survive any termination or expiration of this Agreement.

5.2.          The Service Providers shall jointly and severally indemnify, defend and hold harmless the Service Recipient, its affiliates, its officers, directors, employees, agents and representatives from and against any and all Losses suffered or incurred by any such person arising from or in connection with any Service Providers’ gross negligence, willful misconduct or bad faith. This Section 5.2 shall survive any termination or expiration of this Agreement.

6.          Term and Termination.

6.1.          Term of Services. The term of this Agreement shall be five (5) years beginning on the Effective Date; provided, however, that such term shall renew automatically for successive terms of one (1) year thereafter unless the Parent or the Service Recipient provides written notice to the other that this Agreement shall not be renewed at least ninety (90) days prior to the expiration of the then current term.

6.2.          Termination by Service Recipient for Material Breach. This Agreement may be terminated by Service Recipient if any of the Service Provider breaches its obligations hereunder and such breach remains uncured for thirty (30) days after the Parent receives written notice of the breach from the Service Recipient.

6.3.          Termination by Parent for Material Breach. This Agreement may be terminated by Parent if the Service Recipient breaches its obligations hereunder and such breach remains uncured for thirty (30) days after the Service Recipient receives written notice of the breach from the Parent.

6.4.          Automatic Termination. This Agreement shall terminate automatically, without any notice or other action whatsoever on the part of any party hereto, if (a) either Parent or Service Recipient becomes the subject of an involuntary petition in bankruptcy or any other involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within ninety (90) days of the filing or initiation thereof; and (b) Service Recipient no longer has any license from Parent or any other Service Provider to utilize any of the brands of same in connection with Service Recipient’s business.

7.            General Provisions.

7.1.          Assignment. This Agreement will bind and inure to the benefit of each Party, its successors and assigns. The rights granted to each Party hereunder will be personal to it and may not, without the prior written consent of the other Parties, be transferred or assigned to any other person and any assignment or transfer in violation of the foregoing shall be null, void and without effect. Notwithstanding the foregoing, each Service Provider may assign its rights and obligations under this agreement to a subsidiary or affiliate under common control; provided such assignee is reasonably deemed capable of providing the services to be provided hereunder. Parent (and each other Service Provider) may assign this Agreement, without Company's consent, including without limitation, its interests in and under this Agreement, to lenders and their administrative agents as collateral security for the obligations of Parent and its affiliates under bank, institutional or commercial financing and any renewal, extension or refinancing thereof. Notwithstanding anything in this Agreement to the contrary, any transfer of assets or equity to a transferee resulting from an exercise by any such lender or administrative agent of rights in respect of collateral security will be a permitted assignment hereunder and will not be deemed an event entitling Service Provider or Service Recipient to terminate this Agreement.

7.2.          Remedies. Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each Party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

7.3.          Interpretation; Definitions. The headings contained in this Agreement or in any Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole (including the Schedules) and not to any particular Section in which such words appear.

7.4.          Amendments.

a.           No amendment to this Agreement (or any Schedule hereto) shall be effective unless it shall be in writing and signed by Parent and the Service Recipient.

b.           This Agreement shall not be amended in any manner materially adverse to the creditors of or debt providers to Parent or the Service Recipient.

7.5.          Cooperation. The Service Recipient will provide all information that the Service Providers reasonably request for performance of services pursuant hereto, and the Service Recipient will cooperate with any reasonable request of the Service Provider in connection with the performance of services pursuant hereunder.

7.6.          Counterparts. This Agreement and any amendments hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

7.7.          Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

7.8.          Governing Law. This Agreement shall be construed in accordance with the laws of the United States of America and the State of Delaware, without regard to its conflict of laws principles. Any and all disputes between the Parties arising from or related to this Agreement shall be heard and determined by binding arbitration before a single arbitrator, and judgment upon the award(s) rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall be named by the American Arbitration Association (“AAA”). Arbitration proceedings will be held in Connecticut under the Rules of Commercial Arbitration and under the institutional supervision of the AAA. Witnesses residing outside of the State of Connecticut may testify telephonically or via such other audio/visual means as the arbitrator approves. A final arbitral award against any Party in any proceeding arising out of or relating to this Agreement shall be conclusive. The foregoing provisions shall not limit the right of any Party to commence any action or proceeding to compel arbitration, to obtain injunctive relief pending the appointment of an arbitrator, or to obtain execution of any award rendered in any such action or proceeding, in any other appropriate jurisdiction or in any other manner. The Parties consent to the jurisdiction of federal courts in Connecticut for such purpose. The Parties agree to accept service of process by certified mail at its or their business address listed in Section 7.10 herein and waive any jurisdictional or venue defenses available to them.

7.9.          Waiver. Except as otherwise provided in this Agreement, any failure of any of the Parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written consent signed by such party.

8.          Notices. Any notices required or permitted under this Agreement will be considered duly made if delivered to the intended Party by certified or registered mail (return receipt requested), any reputable international courier service, or by facsimile (with a confirming copy sent by any of the other options) at the following address. Notice will be deemed given on the date of receipt.

With respect to any Service Provider:

Chicken Soup for the Soul, LLC

132 East Putnam Avenue

Cos Cob, CT 06807-0700

Attention: William J. Rouhana, Jr.

Fax: (203) 861-4060

With respect to the Service Recipient:

Chicken Soup for the Soul Entertainment Inc.

132 East Putnam Avenue

Cos Cob, CT 06807

Attention: President

Fax: (203) 862-9613

With a copy in any case to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller and Brian L. Ross, Esq.

Fax: (212) 818-8881

8.1.          Authority. None of the Parties hereto shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

8.2.          Confidentiality. Each Party acknowledges that it may have access to certain confidential and proprietary information of the other Party. No Party, or their directors, officers, employees or agents, will publicize, disclose or use (except as provided in this Agreement) any such confidential or proprietary information that is the property of the other Party that is disclosed to that Party pursuant to this Agreement. It is agreed that neither Party will be under any obligation not to publicly disclose or use any information that: (i) was already known to the recipient at the time of its receipt; (ii) was publicly known or becomes so through no fault of the recipient; (iii) is required to be disclosed by law; (iv) was received from third party not in breach of a confidentiality obligation; or (v) was independently developed by the recipient without use of the disclosing party’s confidential information. Each Party may make disclosure to attorneys, agents and accountants of each Party on a need to know basis; provided that such Party shall remain liable for any breaches of this Section 8.2 by any such persons. The obligations set forth in this paragraph will survive the termination of the Agreement for a period of two years. Upon the termination of this Agreement, each Party will return to the other all confidential materials belonging to the other Party that were delivered during the Contract Period.

8.3.          Miscellaneous. This Agreement is the product of arms’ length negotiations between parties knowledgeable of its subject matter who have had the opportunity to consult counsel concerning the terms and conditions of this Agreement prior to the execution of this Agreement and any rule of law that would cause interpretation of any provision against the Party responsible for its inclusion herein will have no effect on the interpretation of this Agreement. If any part of this Agreement shall be declared invalid or unenforceable by a duly appointed arbitrator, it shall not affect the validity of the balance of this Agreement.

8.4.          Significance of Headings. Paragraph headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such paragraph headings had been omitted.

8.5.          Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.6.          Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and their affiliates and terminate and supersedes any prior agreement or understanding relating to the subject matter of such agreement. None of the provisions of this Agreement can be waived or modified except in writing signed by both Parties, and there are no representations, promises, agreements, warranties, covenants or undertakings other than those contained herein.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ Scott W. Seaton
Name:	Scott W. Seaton
Title:	Vice Chairman

CHICKEN SOUP FOR THE SOUL, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chief Executive Officer

CSS Subsidiaries Acting As Service Providers:

CHICKEN SOUP FOR THE SOUL DIGITAL, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chief Executive Officer

CHICKEN SOUP FOR THE SOUL PRODUCTIONS, LLC

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Executive Chairman

[SIGNATURE PAGE: MANAGEMENT SERVICES AGREEMENT]

Execution Version

Index of Schedules

Service Providers	A-l

Administrative Services	B-l

Sales and Marketing Services	C-l

Technical Services	D-l

Execution Version

Schedule A

Service Providers Other Than CSS

Chicken Soup for the Soul Digital, LLC

Chicken Soup for the Soul Productions, LLC

A-1

Execution Version

Schedule B

Management and Administrative Services

Each Service Provider shall provide all management and administrative services to the Service Recipient as the Service Recipient may from time to time reasonably request from the Service Provider, including without limitation the following:

1.	General Management Support

Parent shall supply the services of William J. Rouhana, Jr., to serve in the capacity of executive chairman of the Service Recipient and shall make him, as well as the Parent’s COO and CFO, available as reasonably necessary for the proper supervision and implementation of the general strategies and business initiatives of the Service Recipient and as otherwise required in connection with the provision of the Services.

2.	Support Services

Such technical, marketing and business support services and assistance as may be requested from time to time.

3.	Financial and Treasurer Services

The Service Providers shall provide budgeting, forecasting, financial planning and analysis services as may be requested. The Service Providers shall provide the services of the chief financial officer of Parent and related personnel as necessary for the Services provided hereby.

Services for the administration of certain treasurer functions as may be requested from time to time, which may include but shall not be limited to managing capital structure, and investment and debt portfolios; financing for operations; managing credit lines and facilities; managing compliance with financial covenants.

4.	Tax Services

Tax support and tax compliance services as may be necessary to ensure that the Service Recipient complies with applicable tax laws and as may be requested from time to time. The Service Providers shall coordinate with and assist the Service Recipient’s certified public accountants (the “Accountants”) in preparing tax returns in order that such tax returns be filed as soon as reasonably practicable after the end of each fiscal year. The Service Providers shall use all reasonable efforts to cause such tax returns to be filed on a timely basis and shall, promptly after the receipt thereof from such Accountants, deposit such copies with the permanent records of the subject entity. Such tax services may also include assistance with respect to tax research and planning; tax examinations; tax provisions; sales, use, liquor, and property tax.

B-1

5.	Legal Affairs

Legal support services as may be requested from time to time, which may include but shall not be limited to the administration of any litigation by, against or involving the Service Recipient, maintenance of trademarks and monitoring compliance with any regulatory requirements to which the Service Recipient is subject or may become subject in the future, but which shall not include any legal services the provision of which (a) the Service Providers conclude, after consultation with counsel, could reasonably be expected to create a conflict of interest or violate an ethical rule or (b) are provided by outside legal counsel.

6.	Accounting/Books and Records

Accounting support services as may be requested from time to time to assist in the maintenance of (a) a system of accounting for the Service Recipient administered in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) consistently applied and other accounting principles reasonably requested, and (b) a set of audit procedures that are consistent with U.S. GAAP. In addition, the Service Provider shall provide such support services for the Service Recipient as they may request from time to time (but such services shall not include any accounting services provided by outside independent auditors), including but not limited to:

Accounts Payable: Invoice processing, expense report processing, vendor file maintenance, 1099 reporting.

Accounts Receivable: Credit, collections, cash application.

General Ledger Accounting: GL maintenance, journal entry processing, account reconciliations, month end close financials, fixed asset accounting.

7.	Financial Statements/Periodic Reports

The Service Providers shall provide such assistance to the Service Recipient as may be requested of it from time to time by the Service Recipient in the preparation of an audited consolidated balance sheet as at the end of each fiscal year and audited statements of income and results of operations and cash flows for such fiscal year (including notes thereto) of Service Recipient and any subsidiary requested by Service Recipient, which set forth in each case (in comparative form) corresponding figures for the preceding fiscal year and which are accompanied by the report thereon of the Accountants to the effect that such financial statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior years (except as otherwise specified in such report). In addition, the Service Providers shall provide other financial statements and periodic reports as reasonably requested by the Service Recipient.

B-2

The Service Providers shall provide such assistance to the Service Recipient as may be requested from time to time in the preparation of a report of Service Recipient and any subsidiary consisting of an unaudited consolidated balance sheet as at the end of each fiscal quarter and an unaudited statement of operations, setting forth in each case in comparative form the corresponding figures for the preceding fiscal quarter. If requested by the Service Recipient, any such reports shall be certified by the Service Providers to be correct and complete, to fairly present in all material respects the consolidated financial condition of the Service Recipient, as the case may be, at the date shown and the results of operations for the period then ended and to have been prepared in accordance with U.S. GAAP consistently applied, except for year-end adjustments. The reports for each fiscal quarter shall include a narrative discussion describing the business and operations of the Service Recipient during the preceding quarter.

The Service Providers may engage outside accountants at Service Recipient’s expense in connection with the provision of administrative services relating to the preparation of financial statements and periodic reports, in accordance with applicable corporate policies.

8.	Property Management

The Service Providers shall provide such support and assistance to the Service Recipient as may be requested from time to time in connection with the management of any real or leasehold property interests of the Service Recipient.

9.	Government Approvals

The Service Providers shall provide such support services as may be requested from time to time by the Service Recipient in connection with filings by the Service Recipient with any Governmental Authority of any periodic or other reports required to be filed by such Service Recipient under the provisions of any government rule applicable to it, including any filings or reports required under the U.S. Securities Exchange Act of 1934, as amended, and in connection with maintaining compliance with all permits, licenses and governmental approvals necessary or desirable for the conduct of such Person’s respective business. Such services may include but shall not be limited to preparing any application, filing or notice relating thereto.

10.	Public Relations

The Service Providers shall provide such support services as may be requested from time to time by the Service Recipient relating to public relations.

11.	Human Resources

The Service Providers shall provide and make available as necessary all professional, supervisory, managerial, administrative and other personnel as are necessary to perform its obligations hereunder, which personnel may be employees of the Service Providers or any of its affiliates, or third parties. Such personnel shall be qualified and experienced in the duties to which they are assigned. In addition, the Service Providers shall provide such support and assistance to the Service Recipient as may be requested from time to time in connection with the human resources matters of the Service Recipient, including but not limited to:

B-3

Payroll Administrative: Check and direct deposit processing; vacation tracking and processing; tax set up, reporting, and compliance; W2 processing; and payroll accounting. Service Providers will advance payroll payments and will be immediately repaid for such payments for Service Recipient’s direct employees.

COBRA Administration: Administration of continued medical, dental and vision coverage pursuant to COBRA for those existing employees of the Business as of the Effective Date.

Solution Center: Payroll and benefit call center to the extent that employees have benefits pursuant to COBRA.

12.	Strategic Planning and Business Development

The Service Providers shall provide such support services as may be requested from time to time by the Service Recipient relating to strategic planning and business development matters of the Service Recipient.

13.	Corporate Finance Services

The Service Providers shall provide such support services as may be requested from time to time by the Service Recipient relating to corporate finance matters of the Service Recipient, including but not limited to:

Finance Management: Corporate and Operating Group strategy development; mergers, acquisitions, joint ventures, and other business combination facilitation.

Planning and Analysis: Corporate monthly reporting, forecasting and budgeting; facilitation of capital initiatives; consolidated financials, forecasts and budgets; technical accounting support and external audit facilitation; allocations.

Sourcing: Vendor management; purchase order management.

Audit and Risk Management: Finance, information technology, and operation audits; security; business continuity safety and loss prevention; claims management; risk financing; certificates of insurance.

14.	Library and Record Services

The Service Providers shall provide a technical library, with information, research and business news services for the use of the Service Recipient. The Service Providers shall also perform management of records, including transfer of information to an archiving storage medium, arranging safe storage, cataloguing of information, and ensuring compliance with established document retention policies.

B-4

15.	Procurement

The Service Providers shall provide such support services as may be requested from time to time by the Service Recipient relating to procurement matters of the Service Recipient.

16.	Office Resources and Other

Service Providers shall provide the Service Recipient with office space, systems and infrastructure as provided to other subsidiaries of Parent and as necessary for the commercially reasonable conduct of the Service Recipient’s business and operations.

The Service Providers shall provide such other assistance or services relating to the conduct of the Service Recipient’s business as may be reasonably requested from time to time by the Service Recipient.

17.	Sales and Marketing Services

The Service Providers providing Administrative Services to the Service Recipient shall provide all sales and marketing services to the Service Recipient as the Service Recipient may from time to time reasonably request from the Service Providers.

B-5

Execution Version

Schedule C

Technical Services

Each Service Provider providing Administrative Services to the Service Recipient shall provide such support services as may be requested from time to time by the Service Recipient relating to information technology matters of the Service Recipient. Such support services may include but shall not be limited to:

1.	Computer/ Software Support

Overseeing and arranging provision of computer equipment, software development and maintenance and other software or services necessary or appropriate for the conduct of the business of the Service Recipient.

2.	Information Security

Establishing policies, implementing the necessary systems, enforcing the policies and analyzing any security violations for the Service Recipient’s information assets, including maintaining protection against any virus that may impact the Service Recipient’s computer systems.

3.	Infrastructure and Corporate Office Communications

Designing, implementing and managing the communications systems required to interconnect the various ground segment and local area network functions within the Service Recipient’s office and corporate office facilities for business and technical operation purposes.

4.	Servers / Mainframe / Infrastructure

Support of databases, applications, and utility servers and mainframe services. Database support, storage management, capacity planning, configuration planning, change management, production control and scheduling, and technical support

5.	Network Services (Voice & Data)

Support of Wide Area Network (“WAN”). Local Area Network (“LAN”), voice networks (standard voice, conferencing, mobile handhelds and related voice, web and contract), voice and data moves, adds and changes (“MACS”).

C-1

6.	End User Computing

Support of workstations, software and configurations. Installations, moves, adds, and changes (“IMACS”), operational support, electronic software distribution, software and configuration management, and remote system management

7.	Application Development & Maintenance

Support of core systems, including application planning and analysis, design/build, testing, implementation, maintenance and support

8.	Cross Functional IT Services

Support and management of maintenance contracts, equipment and software, including license management and compliance, asset inventory, asset refresh planning and IT procurement services.

C-2